Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Target Hospitality Corp. 2019 Incentive Award Plan, as amended, of our reports dated March 26, 2025, with respect to the consolidated financial statements of Target Hospitality Corp. and the effectiveness of internal control over financial reporting of Target Hospitality Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 23, 2025